EXHIBIT 10.42

FIRST AMENDMENT TO

CONSULTING AND INDEPENDENT CONTRACTOR AND SERVICES AGREEMENT

AND WORK ORDERS

THIS FIRST AMENDMENT TO CONSULTING AND INDEPENDENT CONTRACTOR AND SERVICES AGREEMENT AND WORK ORDERS (this “Amendment”) is dated as of October 21, 2008, is by and between Symyx Technologies, Inc. (“Symyx”) and David C. Hill (“Consultant”), and amends both that certain Consulting and Independent Contractor and Services Agreement executed by such parties on February 6 and February 8, 2008, respectively (the “Agreement”), and Work Orders #1 and #2 entered into under the Agreement, pursuant to Section 10.7 of the Agreement.  Other than as expressly set out in this Amendment, all of the Agreement, and the above-referenced Work Order #1 and Work Order #2 remain unchanged and in full force and effect.

1. Work Order #1 under the Agreement is terminated immediately, and no further fees or expense reimbursements are due to Consultant under Work Order #1.

2. The body of Paragraph I. of Work Order #2 under the Agreement is hereby deleted in its entirety and replaced with the following:

“Consultant shall provide consulting and general advice on Symyx Research projects as requested, including as a non-exclusive example advice to and leadership of Symyx Biorenewables, Inc.”

3. The first sentence in the body of Paragraph III. of such Work Order #2 is hereby deleted and replaced with:

“Monthly fees: $16,667/month in fees (reduced to $14,000 for the month of December 2008), subject to the aggregate $120,000 cap set out below.”

4. The third sentence in the body of Paragraph III. of such Work Order #2 is hereby deleted and replaced with:

“Maximum cost of Consultant under Work Order #1 and this Work Order #2 in the aggregate shall not exceed $120,000”.

CONSULTANT	SYMYX TECHNOLOGIES, INC.

/s/ David C. Hill	/s/ Rex S. Jackson

David C. Hill	Rex S. Jackson

Executive VP and Chief Financial Officer